Exhibit 99.1

SARATOGA RESOURCES, INC. ANNOUNCES CLOSING OF $7.4 MILLION PLACEMENT

OF COMMON STOCK AND WARRANTS

HOUSTON, TX, May 2, 2011 – Saratoga Resources, Inc. (OTCQB: SROE.PK) today announced the closing of a $7.4 million placement of restricted common stock and warrants to U.S. and non-U.S. accredited investors.  The company sold an aggregate of 2,481,316 shares of common stock and 1,240,658 warrants in units of two shares of common stock and one warrant at $6.00 per unit.  The warrants are exercisable for two years to purchase shares of common stock at $5.00 per share.  Units were placed in the U.S. directly by the company.  Prosdocimi Limited acted as financial advisor to Saratoga with respect to sales to non-U.S. investors.

Thomas F. Cooke, Chairman and Chief Executive Officer of Saratoga, stated, “We are pleased to have arranged for this additional capital and with the confidence shown in Saratoga by our new investors and by existing shareholders that participated in the offering.  We are particularly pleased by the favorable reception from both domestic and international investors and their recognition that our stock price has not adequately reflected our net asset value.  With this new capital we expect to strengthen our balance sheet and gain increased flexibility in carrying out our development plan.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Saratoga Resources

Saratoga Resources, Inc. is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 33,869 gross (31,125 net) acres, mostly held-by-production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Saratoga's stock currently trades on the OTCQB under the symbol "SROE.PK".

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding our development program and the realization of the full value of our assets. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should", and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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